Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the preferred stock and underlying common stock of MGT Investments, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 7, 2026.

Date: August 7, 2026	BRC Group Holdings, Inc.

	By:	/s/ Bryant Riley
	Name:	Bryant Riley
	Title:	Co-Chief Executive Officer

Date: August 7, 2026	B. Riley Principal Capital, LLC

	By:	/s/ Frank Pigott
	Name:	Frank Pigott
	Title:	Authorized Signatory

Date: August 7, 2026	Bryant Riley

	By:	/s/ Bryant Riley
	Name:	Bryant Riley